Exhibit 99.1

Heritage Reports Second Quarter 2021 Results

Clearwater, FL – August 5, 2021: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported second quarter 2021 financial results.

Second Quarter 2021 Highlights

•	Net loss of $4.0 million, or $0.14 per share.

•	Book value per share of $15.20, down 0.8% from first quarter 2021.

•	Gross premiums written of $337.7 million, up 16.3% year-over-year.

•	Favorable prior year reserve development of $0.6 million.

•

Net current accident quarter weather losses of $35.5 million, up from $26.8 million in the prior year quarter. Current accident quarter weather losses include $24.5 million of net catastrophe losses, up from $17.6 million in the prior year quarter, and $11.0 million of other weather losses, up from $9.2 million in the prior year quarter.

•	Additional ceded premium of $9.4 million, reflecting reinstatement of severe convective storm reinsurance coverage, which contributed 6.3 points to the net combined ratio.

•	Total capital returned to shareholders of $1.7 million, reflecting $0.06 per share regular quarterly dividend.

Ernie Garateix, the Company’s CEO, said, “I’m encouraged that despite a $9.4 million reinstatement premium in the quarter and a $4.1 million uptick in weather losses relative to the first quarter of this year, net income improved sequentially, suggesting the benefits of our underwriting and pricing actions are starting to show.

Quarterly Dividend

Heritage’s Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock. The dividend will be paid on October 6, 2021 to shareholders of record as of September 15, 2021.

COVID-19 Update

We continue to monitor the short- and long-term impacts of COVID-19, and through June 30, 2021, we continue to see virtually no impact to our business. As a residential property insurer, we view our business as relatively insulated from a short-term economic slowdown, as property owners and renters generally view our products as a necessity.

While we acknowledge uncertainties associated with future economic conditions, we do not expect a material impact to our business going forward. We will continue to monitor economic conditions and, in the case of a prolonged economic slowdown as a result of COVID-19 or its variants, will take necessary actions to mitigate any negative impacts to our business, operations or financial results.

Results of Operations

The following table summarizes our results of operations for the three and six months ended June 30, 2021 and 2020 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change		2021	2020	Change
Total revenues	$150,197	$136,012	10.4%		$297,441	$268,719	10.7%
Net (loss) income	$(3,950)	$4,132	(195.6)%		$(9,097)	$11,752	(177.4)%
Per Share	$(0.14)	$0.15	(193.3)%		$(0.33)	$0.42	(178.6)%

Book value per share	$15.20	$16.67	(8.8)%		$15.20	$16.67	(8.8)%
Return on equity	(3.7)%	3.6%	(7.3	)pts	(4.2)%	5.2%	(9.4	)pts

Underwriting summary
Gross premiums written	$337,700	$290,432	16.3%		$611,881	$519,534	17.8%
Gross premiums earned	$285,646	$241,792	18.1%		$556,057	$476,508	16.7%
Ceded premiums	$(139,147)	$(112,735)	23.4%		$(267,359)	$(221,445)	20.7%
Net premiums earned	$146,499	$129,057	13.5%		$288,698	$255,063	13.2%

Ceded premium ratio	48.7%	46.6%	2.1	pts	48.1%	46.5%	1.6	pts

Ratios to Net Premiums Earned:
Loss ratio	68.8%	61.1%	7.7	pts	68.8%	57.7%	11.1	pts
Expense ratio	36.4%	38.9%	(2.5	)pts	37.6%	40.0%	(2.4	)pts
Combined ratio	105.2%	100.0%	5.2	pts	106.4%	97.7%	8.7	pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

Second quarter 2021 net loss was $4.0 million, down from net income of $4.1 million in the prior year quarter. The decrease primarily stems from higher weather losses, a $9.4 million reinstatement premium and lower investment income, partly offset by higher net premiums earned and a lower net expense ratio.

Gross premiums written were $337.7 million, up 16.3% year-over-year, including 20.3% growth outside Florida and 12.8% growth in Florida. Rate increases benefited topline results, particularly in Florida.

Premiums-in-force were $1.2 billion as of second quarter 2021, representing a 17.2% annualized growth rate from first quarter 2021. The increase stems from the same items impacting gross premiums written. Policies in force were 593,786 representing a 1.3% annualized growth rate from first quarter 2021. Premium growth outpacing policy growth largely stems from rate increases.

Gross premiums earned were $285.6 million in second quarter 2021, up 18.1% from $241.8 million in the prior year quarter. The increase reflects higher gross premiums written over the last twelve months.

The ceded premium ratio was 48.7% in second quarter 2021, up 2.1 points from 46.6% in the prior year quarter. The increase is primarily attributable to higher costs associated with our catastrophe excess-of-loss reinsurance program and a $9.4 million reinstatement premium associated with our severe convective storm reinsurance coverage, partly offset by higher gross premiums earned.

The net loss ratio was 68.8% in second quarter 2021, up 7.7 points from 61.1% in the prior year quarter. The increase primarily stems from higher weather losses, lower favorable reserve development and the impact of a higher ceded premium ratio.

The net expense ratio was 36.4% in second quarter 2021, down 2.5 points from 38.9% in the prior year quarter. The decrease primarily stems from a lower G&A expense ratio, partly offset by a higher PAC expense ratio and the impact of a higher ceded premium ratio.

The net combined ratio was 105.2% in second quarter 2021, up 5.2 points from 100.0% in the prior year quarter. The increase stems from a higher net loss ratio, partly offset by a lower net expense ratio, as described above.

Book Value Analysis

Book value per share decreased to $15.20 at June 30, 2021, down 0.8% from March 31, 2021.

	As Of
Book Value Per Share	June 30, 2021	December 31, 2020	June 30, 2020
Numerator:
Common stockholders’ equity	$424,873	$442,344	$462,499

Denominator:
Total Shares Outstanding	27,946,941	27,748,606	27,738,062

Book Value Per Common Share	$15.20	$15.94	$16.67

Conference Call Details:

Friday, August 6, 2021 – 9:30 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

(Unaudited)

	June 30, 2021		December 31, 2020
ASSETS	(unaudited	)
Fixed maturities, available-for-sale, at fair value	$643,559		$561,011
Equity securities, at cost	1,415		1,599
Other investments	24,786		26,409

Total investments	669,760		589,019
Cash and cash equivalents	446,956		440,956
Restricted cash	5,414		5,427
Accrued investment income	3,002		2,737
Premiums receivable, net	83,648		77,471
Reinsurance recoverable on paid and unpaid claims, net	314,918		355,037
Prepaid reinsurance premiums	416,630		245,818
Income taxes receivable	40,000		32,224
Deferred policy acquisition costs, net	95,967		89,265
Property and equipment, net	18,565		18,685
Right of use lease asset, net	29,349		6,461
Intangibles, net	59,102		62,277
Goodwill	152,459		152,459
Other assets	15,856		11,544

Total Assets	$2,351,626		$2,089,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$625,979		$659,341
Unearned premiums	625,512		569,618
Reinsurance payable	392,783		161,918
Long-term debt, net	119,801		120,998
Deferred income tax, net	19,617		18,477
Advance premiums	36,625		18,268
Accrued compensation	8,740		9,325
Lease liability	31,840		8,155
Accounts payable and other liabilities	65,856		80,935

Total Liabilities	$1,926,753		$1,647,035

Commitments and contingencies
Stockholders’ Equity:
Common stock	3		3
Additional paid-in capital	332,287		331,867
Accumulated other comprehensive income	623		6,057
Treasury stock	(115,365)		(115,365)
Retained earnings	207,325		219,782

Total Stockholders’ Equity	424,873		442,344

Total Liabilities and Stockholders’ Equity	$2,351,626		$2,089,379

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES:
Gross premiums written	$337,700	$290,432	$611,881	$519,534
Change in gross unearned premiums	(52,054)	(48,640)	(55,824)	(43,026)

Gross premiums earned	285,646	241,792	556,057	476,508
Ceded premiums	(139,147)	(112,735)	(267,359)	(221,445)

Net premiums earned	146,499	129,057	288,698	255,063
Net investment income	956	3,296	2,249	6,966
Net realized and unrealized (losses) gains	(1,000)	(38)	(920)	22
Other revenue	3,742	3,697	7,414	6,668

Total revenues	150,197	136,012	297,441	268,719
EXPENSES:
Losses and loss adjustment expenses	100,834	78,869	198,743	147,050
Policy acquisition costs	37,833	30,237	73,199	60,284
General and administrative expenses	15,520	19,943	35,320	41,661

Total expenses	154,187	129,049	307,262	248,995

Operating (loss) income	(3,990)	6,963	(9,821)	19,724
Interest expense, net	1,925	1,721	3,803	3,688

(Loss) income before income taxes	(5,915)	5,242	(13,624)	16,036

(Benefit) provision for income taxes	(1,965)	1,110	(4,527)	4,284

Net (loss) income	$(3,950)	$4,132	$(9,097)	$11,752

OTHER COMPREHENSIVE INCOME
Change in net unrealized (losses) gains on investments	3,625	14,823	(6,972)	16,850
Reclassification adjustment for net realized investment (gains) losses	(22)	38	(102)	(22)
Income tax (expense) benefit related to items of other comprehensive income	(835)	(3,440)	1,640	(3,895)

Total comprehensive (loss) income	$(1,182)	$15,553	$(14,531)	$24,685

Weighted average shares outstanding
Basic	27,904,923	27,876,801	27,866,364	28,212,735

Diluted	27,904,923	27,913,696	27,866,364	28,231,273

(Loss) earnings per share
Basic	$(0.14)	$0.15	$(0.33)	$0.42
Diluted	$(0.14)	$0.15	$(0.33)	$0.42

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company headquartered in Clearwater, Florida. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.2 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) the impact of the COVID-19 pandemic on our business, results of operations and financial condition and our ability to navigate the uncertainty and mitigate the impact and (ii) our ability to continue to grow profitably. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: our ability to comply with our obligations under the new credit facilities, including the financial and other covenants contained therein; the success of the Company’s marketing initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations, including measures taken by the governmental authorities to address COVID-19, which may precipitate or exacerbate other risks and/or uncertainties; inflation and other changes in economic conditions (including changes in interest rates and financial markets), including as a result of the COVID-19 pandemic; the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 10, 2020. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

Email: asoleimani@heritagepci.com